PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 23, 2023	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
THIRD QUARTER 2023 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. ("Dynex" or the "Company") (NYSE: DX) reported its third quarter 2023 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Summary
•Total economic loss of $(1.56) per common share, or (11.0)% of beginning book value, which declined $1.95 to $12.25 as of September 30, 2023
•Dividends declared of $0.39 per common share for the third quarter of 2023
•Comprehensive loss of $(1.59) per common share and net loss of $(0.82) per common share
•Purchased $865.3 million of higher coupon Agency residential mortgage-backed securities ("RMBS") during the third quarter
•Average balance of interest-earning assets increased 34% compared to the second quarter
•Leverage including to-be-announced ("TBA") securities at cost was 8.5 times shareholders' equity as of September 30, 2023

Management Remarks

"The global economy and markets are undergoing a major transition as we move from government balance sheets supporting assets to private capital. We have positioned our shareholders in the most liquid assets which have already experienced a steep price correction. Forward returns are compelling, and we continue to maintain a balanced, liquid and flexible approach to our portfolio," said Byron L. Boston, Chief Executive Officer. "We are managing for the long term during this cycle and are prepared for various scenarios so that we are positioned to capitalize on the return opportunities available in this environment."

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets
($s in thousands except per share data)	September 30, 2023	June 30, 2023	December 31, 2022
ASSETS	(unaudited)	(unaudited)
Cash and cash equivalents	$271,168	$300,108	$332,035
Cash collateral posted to counterparties	145,268	132,646	117,842
Mortgage-backed securities (including pledged of $5,279,554, $4,441,105, and $2,810,957, respectively)	5,583,758	5,059,308	3,112,705
Due from counterparties	—	1,364	10,348
Derivative assets	4,594	174	7,102
Accrued interest receivable	26,756	22,988	15,260
Other assets, net	9,238	9,367	9,942
Total assets	$6,040,782	$5,525,955	$3,605,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$5,002,230	$4,201,901	$2,644,405
Due to counterparties	152,955	371,576	4,159
Derivative liabilities	22,029	23,621	22,595
Cash collateral posted by counterparties	—	—	435
Accrued interest payable	43,168	33,794	16,450
Accrued dividends payable	9,972	9,440	9,103
Other liabilities	6,082	4,661	6,759
Total liabilities	5,236,436	4,644,993	2,703,906

Shareholders’ equity:
Preferred stock	$107,843	$107,843	$107,843
Common stock	566	542	536
Additional paid-in capital	1,397,268	1,365,484	1,357,514
Accumulated other comprehensive loss	(217,770)	(175,996)	(181,346)
Accumulated deficit	(483,561)	(416,911)	(383,219)
Total shareholders' equity	804,346	880,962	901,328
Total liabilities and shareholders’ equity	$6,040,782	$5,525,955	$3,605,234

Preferred stock aggregate liquidation preference	$111,500	$111,500	$111,500
Book value per common share	$12.25	$14.20	$14.73
Common shares outstanding	56,555,574	54,204,319	53,637,095

Consolidated Comprehensive Statements of Income (Loss) (unaudited)			Nine Months Ended
	Three Months Ended
($s in thousands except per share data)	September 30, 2023	June 30, 2023	September 30, 2023
Interest income	$63,271	$42,212	$136,329
Interest expense	(65,533)	(45,142)	(141,983)
Net interest expense	(2,262)	(2,930)	(5,654)

Realized loss on sales of investments, net	—	(51,601)	(74,916)
Unrealized gain on investments, net	(179,100)	488	(121,491)
Gain (loss) on derivative instruments, net	146,953	116,012	195,698
General and administrative expenses	(7,841)	(7,197)	(22,410)
Other operating expense, net	(801)	(435)	(1,662)
Net (loss) income	(43,051)	54,337	(30,435)
Preferred stock dividends	(1,923)	(1,923)	(5,770)
Net (loss) income to common shareholders	$(44,974)	$52,414	$(36,205)

Other comprehensive income:
Unrealized loss on available-for-sale investments, net	(41,774)	(9,443)	$(36,424)
Total other comprehensive loss	(41,774)	(9,443)	(36,424)
Comprehensive (loss) income to common shareholders	$(86,748)	$42,971	$(72,629)

Net (loss) income per common share-basic	$(0.82)	$0.97	$(0.67)
Net (loss) income per common share-diluted	$(0.82)	$0.96	$(0.67)
Weighted average common shares-basic	54,557	54,137	54,175
Weighted average common shares-diluted	54,557	54,585	54,175
Dividends declared per common share	$0.39	$0.39	$1.17

Results Discussion
The Company's total economic loss of $(1.56) per common share was driven by declines in the fair value of its investments as longer-term bond yields rose in the third quarter of 2023 in response to the Federal Reserve's additional increase of 25 basis points in the Federal Funds Target Rate, which is now 5.50%, and the Federal Reserve's signal that interest rates will stay higher for longer. The fair value of the Company's investments were also impacted by wider spreads. Though the derivatives instruments used by the Company to hedge interest rate risk ("interest rate hedges") mitigated some of the impact, losses on assets exceeded the gains on hedging portfolio by $73.9 million.
The following table summarizes the changes in the Company's financial position during the third quarter of 2023:

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Loss	Common Book Value Rollforward	Per Common Share (1)
Balance as of June 30, 2023 (1)			$769,462	$14.20
Net interest expense		$(2,262)
Operating expenses		(8,642)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$(220,874)
TBAs	(69,797)
U.S. Treasury futures	210,227
Options on U.S. Treasury futures	6,523
Total net change in fair value		(73,921)
Comprehensive loss to common shareholders			(86,748)	(1.59)
Capital transactions:
Net proceeds from stock issuance (2)			31,808	0.03
Common dividends declared			(21,676)	(0.39)
Balance as of September 30, 2023 (1)			$692,846	$12.25
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances include $30.4 million from at-the-market ("ATM") issuances and $1.4 million from amortization of share-based compensation.

The following table provides detail on the Company's MBS investments, including TBA securities as of September 30, 2023:

	September 30, 2023			June 30, 2023
($ in millions)	Par Value	Fair Value	% of Portfolio	Par Value	Fair Value	% of Portfolio
30-year fixed rate RMBS:
2.0% coupon	$721,068	$555,260	7.8%	$738,366	$607,450	8.5%
2.5% coupon	619,348	498,213	7.0%	634,256	542,554	7.6%
4.0% coupon	361,219	325,009	4.5%	368,367	348,785	4.9%
4.5% coupon	1,356,558	1,252,437	17.5%	1,117,339	1,078,938	15.0%
5.0% coupon	1,883,657	1,782,628	24.9%	1,554,427	1,528,286	21.3%
5.5% coupon	911,842	884,725	12.4%	647,735	647,024	9.0%
TBA 4.0%	262,000	233,446	3.3%	357,000	337,357	4.7%
TBA 4.5%	273,000	250,797	3.5%	440,000	422,881	5.9%
TBA 5.0%	735,000	693,939	9.7%	1,102,000	1,079,702	15.0%
TBA 5.5%	200,000	193,359	2.7%	277,000	275,701	3.8%
TBA 6.0%	200,000	197,469	2.8%	—	—	—%
Total Agency RMBS	$7,523,692	$6,867,282	96.0%	$7,236,490	$6,868,678	95.7%

Agency CMBS	$121,617	$112,396	1.6%	$121,931	$115,136	1.6%
Agency CMBS IO	(1)	139,781	1.9%	(1)	150,328	2.1%
Non-Agency CMBS IO	(1)	33,206	0.5%	(1)	40,689	0.6%
Non-Agency RMBS	159	103	—%	173	118	—%
Total	$7,645,468	$7,152,769	100.0%	$7,358,593	$7,174,949	100.0%
(1)CMBS IO do not have underlying par values.

As of September 30, 2023, 96% of the Company's investments were comprised of Agency RMBS, including TBA securities and 4% are Agency CMBS, Agency CMBS IO, and non-Agency CMBS IO. During the third quarter of 2023, the Company purchased $865.3 million of higher coupon Agency RMBS and reduced its holdings of TBA securities by 23%.
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	September 30, 2023			June 30, 2023
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$2,096,037	5.46%	77	$1,069,565	5.27%	50
30 to 90 days	2,374,991	5.44%	102	2,039,943	5.24%	130
91 to 180 days	531,202	5.64%	113	1,092,393	5.30%	175
Total	$5,002,230	5.47%	93	$4,201,901	5.26%	122

The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the third quarter of 2023 compared to the prior quarter:

	Three Months Ended
	September 30, 2023			June 30, 2023
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)
Agency RMBS	$55,654	$5,393,642	4.13%	$34,699	$3,931,617	3.53%
Agency CMBS	946	122,315	3.03%	960	123,843	3.06%
CMBS IO(5)	2,258	192,797	4.66%	2,241	211,398	4.41%
Non-Agency MBS and other	29	2,272	4.91%	32	2,479	4.93%
	58,887	5,711,026	4.12%	37,932	4,269,337	3.56%
Cash equivalents	4,384			4,280
Total interest income	$63,271			$42,212

Repurchase agreement financing	(65,533)	4,773,435	(5.37)%	(45,142)	3,447,406	(5.18)%
Net interest expense/net interest spread	$(2,262)		(1.25)%	$(2,930)		(1.62)%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Cost of funds is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.

Hedging Portfolio
The Company uses derivative instruments to hedge exposure to interest rate risk arising from its investment and financing portfolio, and some of these derivatives are designated as hedges for tax purposes. The table below discloses details on the Company's interest rate hedges as of September 30, 2023, which all have a contractual maturity date in December 2023:

Interest Rate Hedges as of September 30, 2023	Notional Amount Long (Short)
($s in thousands)
30-year U.S. Treasury futures	$(420,000)
10-year U.S. Treasury futures	(4,180,000)
5-year U.S. Treasury futures	(900,000)
Put options on 10-year U.S. Treasury futures	150,000

Comprehensive loss for the third quarter of 2023 included gains of $216.8 million from interest rate hedges, net of realized gains of $203.9 million. Realized gains and losses on interest rate hedges are recognized in GAAP net income in the same reporting period in which the derivative instrument matures or is terminated by the Company, but are not included in the Company's earnings available for distribution ("EAD"), a non-GAAP measure, during any reporting period. On a tax basis, realized gains and losses on derivative instruments designated as hedges for tax purposes are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. The benefit expected to be recognized in taxable income for the nine months ended September 30, 2023 is estimated to be $56.8 million, or $1.05 per average common share outstanding. The Company's remaining estimated net deferred tax hedge gains from its interest rate hedging portfolio was $830.5 million as of September 30, 2023. These hedge gains will be part of the Company's future distribution requirements along with net interest income and other ordinary gains and losses in future periods.
The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated given conditions known as of September 30, 2023; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Remaining Hedge Gains, Net	September 30, 2023
($ in thousands)
Fourth quarter 2023	$23,745
Fiscal year 2024	97,205
Fiscal year 2025	98,915
Fiscal year 2026 and thereafter	610,599
$830,464

Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include the following: EAD to common shareholders, adjusted net interest income and the related metric adjusted net interest spread. Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income and expenses. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in these non-GAAP financial measures because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date.
However, these non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income nor its distribution requirements in accordance with the Internal Revenue Code of 1986, as amended.
Reconciliations of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measures are presented below.

	Three Months Ended
($s in thousands except per share data)	September 30, 2023	June 30, 2023
Comprehensive (loss) income to common shareholders	$(86,748)	$42,971
Less:
Change in fair value of investments, net (1)	220,874	60,556
Change in fair value of derivative instruments, net (2)	(149,512)	(118,164)
EAD to common shareholders	$(15,386)	$(14,637)

Weighted average common shares	54,557	54,137
EAD per common share	$(0.28)	$(0.27)

Net interest expense	$(2,262)	$(2,930)
TBA drop loss (3)	(2,559)	(2,152)
Adjusted net interest expense	$(4,821)	$(5,082)
General and administrative expenses	(7,841)	(7,197)
Other operating expense, net	(801)	(435)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$(15,386)	$(14,637)

Net interest spread	(1.25)%	(1.62)%
Impact from TBA drop income (4)	0.16%	0.45%
Adjusted net interest spread	(1.09)%	(1.17)%
(1)Amount includes realized and unrealized gains and losses from the Company's MBS.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives (including TBAs accounted for as derivative instruments) and realized gains and losses on terminated derivatives and excludes TBA drop income.
(3)TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4)The Company estimates TBA implied net interest spread to be (0.56)% and (0.36)% for the three months ended September 30, 2023 and June 30, 2023, respectively.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical events, such as terrorism, war or other military conflict, including increased uncertainty regarding the war between Russia and the Ukraine and the related impact on macroeconomic conditions as a result of such conflict; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss or unavailability of the Company’s third-party service provider’s service and technology that supports critical functions of the Company’s business related to the Company’s trading and borrowing activities due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

#	#	#